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EXHIBIT 99.6

SCHEDULE OF AGREEMENTS PURSUANT TO THE
FORM OF TRIGON HEALTHCARE, INC.
STOCK OPTION AGREEMENT

        Trigon Healthcare, Inc. entered into non-qualified stock option agreements dated September 17, 1997 and May 1, 2000 granting to consultants options to purchase shares of Trigon Healthcare, Inc. Common Stock at an exercise price per share as follows:

Optionee	Shares	Exercise Price Per Share
James M. Wells, Jr., M.D.	1,000 1,000	$ $	24.1875 38.6250
Lawrence E. Blanchard III, M.D.	1,000 1,000	$ $	24.1875 38.6250
Jethro H. Piland, Jr., M.D.	1,000		$24.1875
John M. Daniel III, M.D.	1,000		$38.6250

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EXHIBIT 99.6
SCHEDULE OF AGREEMENTS PURSUANT TO THE FORM OF TRIGON HEALTHCARE, INC. STOCK OPTION AGREEMENT